Exhibit 2.1
SECOND CLOSING AGREEMENT AND AMENDMENT

This Second Closing Agreement and Amendment (this “Agreement”) is entered into on December 21, 2012, by and among Denbury Onshore, LLC, a Delaware limited liability company (“DRI”), XTO Energy Inc., a Delaware corporation (“XTO Energy”), and Exxon Mobil Corporation, a New Jersey corporation (“ExxonMobil”, and collectively with XTO Energy, “XTO”), in connection with the Closing of the transactions contemplated by that certain Exchange Agreement dated September 19, 2012, by and among DRI, XTO Energy and ExxonMobil, as amended by that certain Amendment No. 1 to Exchange Agreement dated November 20, 2012, as amended by that certain Closing Agreement and Amendment dated November 30, 2012 (as so amended, the “Exchange Agreement”), to clarify and agree upon the matters set forth below.  DRI and XTO are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party.”  The Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions.  Capitalized terms used but not defined herein and defined in the Exchange Agreement shall have the meanings provided in the Exchange Agreement.

ARTICLE II
SECOND CLOSING

Section 2.1 General.  Notwithstanding anything to the contrary contained in the Exchange Agreement, the Parties acknowledge and agree that at the Second Closing, in each case in accordance with, and subject to, the terms and conditions set forth in this Agreement:

(a) the Retained Interests are being transferred, conveyed and assigned to ExxonMobil by DRI;

(b) an undivided fifty percent (50%) of all of DRI’s right, title and interest in and to the Additional Wells described as “Additional Deep Wells” on Schedule A (the “Additional Deep Wells”) is being transferred, conveyed and assigned to XTO Energy by DRI;

(c) an undivided fifty percent (50%) of all of DRI’s right, title and interest in and to the Additional Deep Wells is being transferred, conveyed and assigned to ExxonMobil by DRI; and

(d) all of DRI’s right, title and interest in and to the Additional Wells described as “Additional Shallow Wells” on Schedule A is being transferred, conveyed and assigned to ExxonMobil by DRI.

Section 2.2 Second Closing.  The Second Closing of the transactions contemplated by the Exchange Agreement shall be deemed to occur on, and the Second Closing Date shall be, December 21, 2012.  In addition, and for the avoidance of doubt, the Effective Time of such transactions shall be 7:00 a.m. local time where the Assets are located on July 1, 2012.

ARTICLE III
AMENDMENTS AND AGREEMENTS

Section 3.1 Calculation of Second Closing Additional Consideration Amount.  DRI has delivered to XTO and the Parties have agreed upon a detailed breakdown of the Upward Adjustments and Downward Adjustments attributable to the Retained Interests and the Additional Wells, which breakdown is based on the amount provided in the applicable Estimated Settlement Statement (except with respect to any amounts related to Title Defects and Title Benefits affecting such Assets, which treatment is further described herein).

The calculation of the Closing Additional Consideration Amount in accordance with Section 3.1 of the Exchange Agreement and Section 3.3 below is as follows:

Second Closing Additional Consideration	$350,000,000.00

Retained Interests:
Upward Adjustments	$36,561,482.00
Downward Adjustments	$26,052,704.76
Net Increase (Decrease) to Second Closing Additional Consideration	$10,508,777.24

Additional Wells:
Upward Adjustments	$1,100,348.45
Downward Adjustments	$930,616.87
Net Increase (Decrease) to Second Closing Additional Consideration	$169,731.58

Additional Amounts:
Preferential Right to Purchase (Webster)	$175,529.50
Additional Wells	$494,345.00
NOx Credits	($494,345.00)
Upward Adjustments (Adjustments relating to First Closing)	($11,392,156.41)
Downward Adjustments (Adjustments relating to First Closing)	($13,732,013.97)
Net Increase (Decrease) to Second Closing Additional Consideration	($24,948,640.88)

Second Closing Additional Consideration Amount	$335,729,867.94

Less LaBarge Purchase Price (defined below)	($310,000,000.00)

Aggregate Cash Amount to be Paid to DRI at Second Closing	$25,729,867.94

Section 3.2 Delivery of Aggregate Amount to be Paid to DRI at Second Closing.  As more clearly specified in the wire instructions provided by DRI to XTO prior to the date hereof, the Parties agree that, at the Second Closing, ExxonMobil wired $25,729,867.94 to DRI.

Section 3.3 DRI LaBarge Assets Acquisition.  Pursuant to (a) that certain Assignment of Overriding Royalty on CO2, dated as of December 21, 2012, by and between DRI, as Assignee and ExxonMobil, as Assignor (the “LaBarge Assignment”), (b) that certain Carbon Dioxide Delivery and Balancing Agreement, dated as of December 21, 2012, by and between DRI and ExxonMobil Gas & Power Marketing Company (“ExxonMobil Gas & Power”), a division of ExxonMobil (the “LaBarge DBA”) and (c) that certain Letter Agreement, dated as of December 21, 2012, by and between DRI and ExxonMobil Gas & Power (the “LaBarge Letter Agreement” and, together with the LaBarge Assignment and the LaBarge DBA, the “LaBarge Agreements”), DRI has agreed to purchase from ExxonMobil an overriding royalty interest in those certain carbon dioxide assets in LaBarge, Wyoming, as more particularly described in the LaBarge Agreements (the “LaBarge Interest”).  The Parties hereby acknowledge and agree that an amount equal to $310,000,000, the purchase price to be paid by DRI to ExxonMobil for the LaBarge Interest under the LaBarge Agreements (the “LaBarge Purchase Price”), is being subtracted from the Second Closing Additional Consideration Amount pursuant to Section 3.1 hereof in satisfaction of DRI’s obligation to pay the LaBarge Purchase Price under the LaBarge Agreements.

Section 3.4 Title Matters.

(a) Delivery of Title Notices.  The Parties hereby acknowledge, notwithstanding anything contained in the Exchange Agreement to the contrary, that the delivery by electronic mail of the Title Defect Notices and Title Benefit Notices on November 19, 2012 to the other Parties constituted proper notice of the alleged Title Defects (the “Alleged Defects”) and alleged Title Benefits (the “Alleged Benefits”) set forth therein for purposes of Sections 4.4 and 4.7 of the Exchange Agreement, respectively.

(b) Treatment of Alleged Defects and Alleged Benefits.  Notwithstanding anything contained in the Exchange Agreement to the contrary, the Parties acknowledge and agree that (i) there will be no adjustment to the Additional Consideration at the Second Closing on account of any Alleged Defects or Alleged Benefits, (ii) the Parties have not resolved any of the Alleged Defects or Alleged Benefits as of the Second Closing and will continue to attempt, in good faith, to reach agreement with respect to each Alleged Defect, Alleged Benefit and the value of each Alleged Defect and Alleged Benefit and the adequacy of any cure of any Alleged Defect prior to the Cure Deadline and (iii) if the Parties are unable to reach agreement on any Title Dispute on or before the Cure Deadline, then from and after the Cure Deadline, any Party shall have the right to elect, upon written notice to the other Parties, to initiate arbitration to resolve such Title Dispute in accordance with Section 4.9 of the Exchange Agreement.

ARTICLE IV
MISCELLANEOUS

Section 4.1 Ratification.  The Parties hereby ratify and confirm the terms and provisions of the Exchange Agreement, to the extent modified hereby, for all purposes.

Section 4.2 Binding Agreement.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of each Party hereto and its successors and permitted assigns.

Section 4.3 Miscellaneous.  The provisions of Article XVI of the Exchange Agreement are hereby incorporated herein by reference, mutatis mutandis.  The Parties hereby agree that the terms and provisions of the Exchange Agreement shall continue in full force and effect as amended hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.

DENBURY ONSHORE, LLC

By:	/s/ Dan E. Cole
Dan E. Cole
Vice President – Marketing and Business Development

XTO ENERGY INC.

By:	/s/ Edwin S. Ryan, Jr.
Edwin S. Ryan, Jr.
Sr. Vice President – Land Administration

EXXON MOBIL CORPORATION

By:	/s/ Edwin S. Ryan, Jr.
Edwin S. Ryan, Jr.
Attorney-In-Fact

Signature Page to
Second Closing Agreement and Amendment